                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive revised proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              WALBRO CORPORATION
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

--------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

    (3) Filing party:

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    (4) Date filed:

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
                          [WALBRO CORPORATION LOGO]




                               WALBRO CORPORATION
                              6242 GARFIELD STREET
                            CASS CITY, MICHIGAN 48726
                                 (517) 872-2131

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                       AND
                                 PROXY STATEMENT

                                 APRIL 20, 1998


To the Stockholders of
Walbro Corporation

         The Annual Meeting of the stockholders of Walbro Corporation, a Delaware corporation, will be held in Auburn Hills, Michigan, at the Company's automotive systems center, 1227 Centre Road, on May 20, 1998 at 11:00 a.m. EDT, for the following purposes:


         (1) To elect one Director to serve for a term of three years or until his successor has been elected and qualified; and


         (2) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

         The Board of Directors of the Company (the "Board of Directors" or "Board") has fixed the close of business on April 3, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. The transfer books of the Company will not be closed. It is anticipated that this Notice and Proxy Statement and the enclosed form of proxy will first be sent to the stockholders on or about April 20, 1998.

         The Board of Directors would like to have all stockholders represented at the meeting. Whether or not you plan to attend the meeting, you are urged to fill in, date and sign your proxy, and return it in the accompanying envelope. You have the power to revoke your proxy at any time before it is voted by written notice to the Secretary of the Company, and the giving of a proxy will not affect your right to vote in person if you attend the meeting. Your proxy is being solicited by the Board of Directors on behalf of the Company, and the cost of solicitation will be paid by the Company. Proxies may be solicited by personal interview, telephone or telegram by the officers, employees or directors of the Company, none of whom will receive any compensation therefor in addition to his or her regular compensation. In addition, the Company has engaged Morrow & Co., Inc. to solicit proxies by telephone, mail or personal contact from brokers, bank nominees, other institutional holders and the 100 individual stockholders of record holding the greatest number of shares of the Company's common stock, par value $.50 per share ("Common Stock"). The Company will pay Morrow & Co. a fee of $4,000 for its services.

         On April 3, 1998, there were 8,682,914 shares of Common Stock outstanding, each of which is entitled to one vote. An Annual Report for the fiscal year 1997 containing financial and other information pertaining to the Company is being mailed to the stockholders together with this Notice and Proxy Statement.


         The vote of a majority of the shares present in person or by proxy at the meeting will be required to elect the candidate for Director.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and will also count abstentions for purposes of voting on any proposal presented at the meeting or any adjournment thereof. Abstentions will have the same effect as a vote against a proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         Pursuant to the power vested in it under Article VI of the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate"), the Board of Directors has fixed the number of Directors which shall constitute the whole Board at seven. Article VI of the Restated Certificate also provides that the Board members shall be classified with respect to the time for which they shall hold office by dividing them into three classes, the members of each class to hold office for a term of three years. One Class II Director is to be elected at the Annual Meeting of Stockholders on May 20, 1998 for a term of three years expiring at the Annual Meeting of Stockholders in 2001.



         If for any reason the nominee shall become unavailable for election, the proxy will be voted for the nominee selected by the Board of Directors. At this time the Company knows of no reason why the nominee would not be available for election.



         THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE NOMINEE NAMED BELOW AND YOUR PROXY WILL BE SO VOTED UNLESS AUTHORITY IS WITHHELD.

INFORMATION AS TO THE NOMINEE
         Effective April 17, 1998, Lambert E. Althaver retired from his position as Chief Executive Officer of the Company and has elected not to stand for re-election as a Director following the expiration of his term at the Annual Meeting. The name of the nominee for the office of Director, together with certain information concerning such nominee, is set forth below:



                                                                                                         SERVED AS
                                              PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE               DIRECTOR
        DIRECTOR            AGE                        DURING THE PAST FIVE YEARS                         SINCE
------------------------   -----   ------------------------------------------------------------------   ----------
                                                     CLASS II
                                              TERM EXPIRES IN 2001:

John E. Utley               57        Senior Vice President of LucasVarity, PLC since 1996.                 1993
**                                    Chairman of the Board of Kelsey-Hayes Company from 1992 to
***                                   1996 and Vice Chairman and Vice President from 1989 to 1992.
                                      Senior Vice President of Varity Corporation from 1994 to 1996.
                                      LucasVarity is a supplier of automotive braking systems,
                                      electrical systems and diesel systems.





INFORMATION AS TO DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE
MEETING

     The name of, and certain information with respect to, the remaining six (6) Directors of the Company are as follows:


                                                                                                          SERVED AS
                                               PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE               DIRECTOR
        DIRECTORS            AGE                      DURING THE PAST FIVE YEARS                           SINCE
--------------------------   ----   ------------------------------------------------------------------   ----------
                                                     CLASS III
                                               TERM EXPIRES IN 1999:

William T. Bacon, Jr.         75        Associate, ABN AMRO since 1994.  ABN AMRO is a banking               1972
*                                       services corporation with its headquarters in The Netherlands.
**                                      Honorary Director, Stifel Financial Corp. 1984 - 1994.  Stifel
                                        Financial is an investment banking services corporation. Prior thereto, Managing Partner of Bacon Whipple & Co., Inc. Bacon
                                        Whipple was an investment banking services corporation which merged with Stifel Financial.

Frank E. Bauchiero            63        Chief Executive Officer since April 17, 1998, President since        1990
****                                    August 1996 and Chief Operating Officer from August 1996 to
                                        April 1998. President, Industrial Group, Dana Corporation
                                        North American Operations, Dana Corporation from 1989 to
                                        1996, Dana Group Vice-President, 1987-1990. Dana
                                        Corporation manufactures automotive product systems, mobile off-highway equipment and industrial equipment. Also a
                                        director of Regal Beloit Corp. Regal Beloit manufactures power transmissions, gears and gear reducers, and cutting tools.


------------------
*        Member of the Executive Committee/Directors Committee
**       Member of the Compensation Committee
***      Member of the Audit Committee
****     Member of the Human Resource Planning Committee


                                                                                                        SERVED AS
                                               PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE              DIRECTOR
         DIRECTORS             AGE                     DURING THE PAST FIVE YEARS                        SINCE
----------------------------   ----   ---------------------------------------------------------------  ------------
Vernon E. Oechsle              55        President, Chief Executive Officer and Director of Quanex       1994
***                                      Corporation since 1996; Chief Operating Officer of Quanex
****                                     Corporation, 1993-1995.  Quanex is a manufacturer of specialty steel and aluminum products.  Director of Precision Castparts
                                         Corp. since 1996.  From 1990 to 1992, Chief Executive Officer of Allied Signal Automotive; prior thereto Group Executive,
                                         Automotive and Truck for Dana Corporation and President of
                                         Hayes-Dana, Dana's Canadian subsidiary.




                                                                                                        SERVED AS
                                               PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE              DIRECTOR
         DIRECTORS             AGE                     DURING THE PAST FIVE YEARS                        SINCE
----------------------------   ----   ---------------------------------------------------------------  ------------
                                                      CLASS I
                                               TERM EXPIRES IN 2000:

J. Dwane Baumgardner            57         Chairman, President and Chief Executive Officer of              1997
                                           Donnelley Corporation since 1986.  Donnelley Corporation is a manufacturer of automotive vision systems, modular
                                           window systems and coated glass products.  From 1982 to
                                           1986, Chief Executive Officer, President and Chief
                                           Operating Officer of Donnelley Corporation, prior thereto
                                           Vice President, Technology of Donnelley Corporation.  Also
                                           a director of SL Industries, Inc.

Robert D. Tuttle                72         A Director of Woodhead Industries, Inc.  From 1980 to           1981
**                                         1991, Chairman, CEO and Director of SPX Corporation
****                                       which produces specialty tools and equipment and distributes automotive components.

Robert H. Walpole               58         President, Asia Pacific Region since January 1997.  From        1983
                                           1991 to 1996, President of Walbro Engine Management
                                           Corporation. Vice President of the Company since 1983.

Mr. Robert H. Walpole is a brother-in-law of Mr. Lambert E. Althaver.





------------------
*        Member of the Executive Committee/Directors Committee
**       Member of the Compensation Committee
***      Member of the Audit Committee
****     Member of the Human Resource Planning Committee

BOARD MEETINGS AND COMMITTEES

         The Company has an Audit Committee, a Compensation Committee, an Executive/Directors Committee and a Human Resource Planning Committee.

         The Audit Committee, consisting of Messrs. Vernon E. Oechsle (Chairman) and John E. Utley, met twice in 1997 and recommended to the Board of Directors the selection of the Company's independent public accountants and reviewed the plan, scope and results of such independent public accountants' audit. The primary purpose and function of the Audit Committee is to provide an opportunity for direct communication with the Board of Directors by the Company's independent public accountants.

         The Compensation Committee of the Board of Directors met once in 1997. Mr. William T. Bacon, Jr. served as Chairman assisted by two other outside directors, Mr. Robert D. Tuttle and Mr. John E. Utley. The Compensation Committee awards stock options under the Company's stock option plans, determines the compensation of the Company's executive officers and reviews, and sets the policies for, the compensation payable to approximately the next 25 most highly compensated employees of the Company. See "Compensation Committee Report on Executive Compensation."

         The Executive/Directors Committee of the Board met three times in 1997. Messrs. Althaver and Bacon serve on this committee. The Executive/Directors Committee is vested with the powers of the Board, except those powers specifically reserved by Delaware law to the full Board. The Executive/Directors Committee exists to give the Board the flexibility to make decisions during intervals between regular meetings of the full Board. In addition, the Executive/Directors Committee (i) conducts a continuing study of the size, structure, and composition of the Board; (ii) seeks out and interviews possible candidates and reports its recommendations to the Board; (iii) periodically reviews the Board's tenure policy; and (iv) determines the criteria for selection and retention of Board members. Although the Committee has its own procedures for selecting nominees for Board membership, it will give due consideration to nominees recommended by stockholders. A stockholder desiring to recommend a person for nomination to the Board should submit a complete resume of the proposed nominee's qualifications and background together with a statement setting forth the reasons why such person should be considered for membership. Such information should be addressed to the Secretary of the Company.

         The Human Resources Planning Committee of the Board met once in 1997. The members of this committee are Messrs. Tuttle (Chairman), Bauchiero and Oechsle. The Human Resource Planning Committee reviews the short and long range human resource needs of the Company and advises management of its assessment. Also, the Human Resource Planning Committee evaluates strategic human resource needs including senior executive succession.

          The Board of Directors held six meetings in 1997. During 1997, all eight directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors (held during the period for which a director served) and the total number of meetings held by all committees of the Board on which they individually served (during such period that a director served).

COMPENSATION OF THE BOARD OF DIRECTORS

         Employee-officers who are also Directors do not receive compensation for their service as Directors. The non-employee Directors of the Company receive an attendance fee of $1,200 for each Directors' meeting attended, $750 for each committee meeting attended and $300 for each telephone meeting of the full Board or a Committee. Additionally, non-employee Directors of the Company receive an annual retainer of $20,000.

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth as of April 2, 1998 the total number of shares of Common Stock of the Company beneficially owned, and the percentage so owned, by (i) each director of the Company, (ii) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock of the Company, (iii) each of the Company's executive officers, and
(iv) all directors and executive officers as a group. The number of shares owned are those "beneficially owned," as determined under the rules of the Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose.

                                                                                 AMOUNT AND
                                                                                 NATURE OF
                                                                                 BENEFICIAL              PERCENTAGE
                                 NAME                                           OWNERSHIP(1)              OF CLASS
----------------------------------------------------------------------   -------------------------   -----------------
Franklin Resources, Inc...............................................     1,200,500 (2)                     13.8%
Caisse de depot et placement du Quebec................................       713,900 (3)                      8.2%
David L. Babson & Co., Inc............................................       651,900 (4)                      7.5%
Princeton Services, Inc...............................................       466,900 (5)                      5.4%
Lambert E. Althaver...................................................       258,444 (6)                      2.9%
William T. Bacon, Jr..................................................        67,775 (7)                        *
Frank E. Bauchiero....................................................        74,783 (8)                        *
J. Dwane Baumgardner..................................................             0                            *
Vernon E. Oechsle.....................................................        15,420 (9)                        *
Michael A. Shope......................................................        13,438 (10)                       *
Robert D. Tuttle......................................................        20,000 (11)                       *
John E. Utley.........................................................        17,383 (12)                       *
Robert H. Walpole.....................................................       195,828(13)                      2.3%
Richard H. Whitehead, III.............................................       134,586(14)                      1.5%
All Directors and Executive Officers as a Group
  (12 persons)........................................................       829,420(15)                      9.3%

------------------
* Indicates that the percentage beneficially owned does not exceed one percent.

(1) The named stockholders have sole voting and dispositive power over all shares except as otherwise noted and except as to those shares over which beneficial ownership is disclaimed.
(2) As reported on a Schedule 13G dated February 11, 1998 filed with the Commission by Franklin Resources, Inc., Rupert H. Johnson, Jr., Charles B. Johnson and Templeton Investment Counsel, Inc., the securities reported therein are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. ("FRI"). According to such Schedule 13G, neither FRI, Charles B. Johnson nor Rupert H. Johnson, Jr. have any power to dispose or to direct the disposition of any of the 1,200,500 shares; Templeton Investment Counsel, Inc. has sole voting and dispositive power with respect to 518,100 shares; Templeton Management Limited has sole voting and dispositive power with respect to 302,100 shares; Templeton Global Advisors Limited has sole voting power with respect to 277,900 shares and sole dispositive power with respect to 306,300 shares; and Templeton Investment Management Limited has sole voting and dispositive power with respect to 74,000 shares. The address of FRI is 777 Mariners Island Boulevard, San Mateo, California 94404 and the address of Templeton Investment Counsel, Inc. is 500 East Broward Boulevard, Suite 2100, Ft. Lauderdale, Florida 33394.
(3) As reported on a Schedule 13G dated November 28, 1997 filed with the Commission by Caisse de depot et placement du Quebec ("Caisse"), Caisse has sole voting power with respect to 713,900 shares. The address of Caisse is 1981 Avenue McGill College, Montreal, Quebec H3A 3C7.
(4) As reported on a Schedule 13G dated January 20, 1998 filed with the Commission by David L. Babson & Co., Inc., David L. Babson & Co., Inc. has sole voting power and sole dispositive power with respect to all 651,900 of these shares. The address of this stockholder is One Memorial Drive, Cambridge, Massachusetts 02142-1300.
(5) As reported on a Schedule 13G dated February 2, 1998 filed with the Commission by Princeton Services, Inc. ("Princeton"), Fund Asset Management, L.P. (d/b/a Fund Asset Management, "FAM") and Merrill Lynch Special Value Fund, Inc. (the

     "Fund"), Princeton reports beneficial ownership with respect to 466,900 shares (all of which Princeton disclaims beneficial ownership of), while FAM and the Fund both report beneficial ownership with respect to 434,800 of those 466,900 shares. FAM and Merrill Lynch Asset Management, L.P. d/b/a Merrill Lynch Asset Management ("MLAM") are investment advisers registered under the Investment Advisers Act of 1940 and are wholly-owned subsidiaries of Merrill Lynch & Co, Inc. ("ML&Co."). As a result of such affiliation, ML&Co. may be deemed to share with FAM and MLAM investment discretion and voting authority. FAM and MLAM act as investment advisers for certain investment companies registered under the Investment Company Act of 1940 and for private accounts. One such investment company managed by FAM is the Fund which holds 434,800 shares. On an aggregate basis FAM and MLAM hold 466,900 shares. Princeton is a parent holding company. The address of Princeton, FAM and the Fund is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.
(6) Includes 74,643 shares owned by Mr. Althaver's wife. Mr. Althaver disclaims beneficial ownership of these shares. Also includes 88,621 shares which are covered by presently exercisable options granted under the Equity Plan and 18,224 shares held for the account of Mr. Althaver by the trustee of the Advantage Plan.
(7) Includes 3,300 shares owned by Mr. Bacon's wife and 5,025 shares owned by Mr. Bacon's son. Mr. Bacon disclaims beneficial ownership of these shares. Also includes 10,000 shares over which Mr. Bacon shares voting power as co-trustee of two trusts for the benefit of the beneficiaries of the estate of his deceased mother. Includes 10,000 shares which are covered by presently exercisable options granted under the Equity Plan.
(8) Includes 32,514 shares which are covered by presently exercisable options granted under the Equity Plan and 9,976 shares which represent shares convertible from the Convertible Trust Preferred Securities. Also includes 30,000 shares restricted per terms of an agreement dated October 3, 1996.
(9) Includes 14,420 shares which are covered by presently exercisable options granted under the Equity Plan.
(10) Includes 11,338 shares which are covered by presently exercisable options granted under the Equity Plan.
(11) Includes 10,000 shares over which Mr. Tuttle shares voting power as co-trustee with his wife. Includes 10,000 shares which are covered by presently exercisable options granted under the Equity Plan.
(12) Includes 500 shares over which Mr. Utley has voting power as trustee of a trust and 15,883 shares which are covered by presently exercisable options granted under the Equity Plan.
(13) Includes 79,385 shares over which Mr. Walpole shares voting power as co-trustee of a trust for the benefit of the beneficiaries of the estate of his deceased father. Includes 13,325 shares owned by Mr. Walpole's wife. Mr. Walpole disclaims beneficial ownership of these shares. Also includes 2,093 shares held for the account of Mr. Walpole by the trustee of the Advantage Plan.
(14) Includes 31,426 shares which are covered by presently exercisable options granted under the Equity Plan. Also includes 3,160 shares held for the account of Mr. Whitehead by the trustee of the Advantage Plan.
(15) Includes 240,753 shares which are covered by presently exercisable options granted under the Equity Plan, as well as 10,797 shares which represent shares convertible from the Convertible Trust Preferred Securities. Also includes 23,477 shares held for the account of three officers of the Company by the trustee of the Advantage Plan and includes 1,238 shares held for one officer of the Company by the trustee of the Company's Employee Stock Ownership Plan.

                  IDENTIFICATION OF OTHER EXECUTIVE OFFICERS

         A description of the Company's other executive officers, excepting those officers who are also Directors, is set forth below:


              NAME                   AGE                     EXPERIENCE DURING THE PAST FIVE YEARS
---------------------------------   ------  -----------------------------------------------------------------------
Daniel L. Hittler                     62    Secretary of the Company since 1993.  Chief Administrative Officer of the Company from 1994 to present.  Director of Administration from 1992 to 1993.  Director of Technical Planning from 1989 to
                                            1992.

Michael A. Shope                      53    Chief Financial Officer of the Company since December 1993.
                                            Treasurer of the Company since April 1994.  Treasurer of Libbey-
                                            Owens-Ford Co., a manufacturer of glass for automotive and industrial applications, from 1986 to 1993.

Lawrence C. Ward                      45    President, North American Region since February 1998.  From 1993 to 1998, Vice President - Global Operations for Allied Signal Safety
                                            Restraints, a Division of Allied Signal Automotive (Allied Signal's
                                            Safety Restraint division was acquired by Breed Technologies Inc. in
                                            November 1997).  Allied Signal Safety Restraints is a global manufacturer of automotive air-bag systems and related safety components.  Prior thereto, Vice President, Manufacturing and
                                            Services of Exabyte Corporation from 1993 to 1996 and Director,
                                            Worldwide Manufacturing and Operations of Quantum Corporation
                                            from 1992 to 1993.

Richard H. Whitehead, III             53    President, Europe and South America Region since January 1997.
                                            Vice-President of the Company from 1988 to 1996.  Vice-
                                            President/General Manager, Automotive Division-Whitehead from
                                            1988 to 1990.



         For a description of those executive officers who are also Directors, see the Classes I, II and III Director charts. Each executive officer shall serve in the capacity described above until such time as his successor is duly elected and qualified.

                           INDEBTEDNESS OF MANAGEMENT


         Lambert E. Althaver, the Company's former Chief Executive Officer, as of April 2, 1998 owed $100,000 to the Company which is the maximum amount of indebtedness Mr. Althaver has had to the Company since January 1, 1997. The indebtedness relates to loans made by the Company to Mr. Althaver and to approximately 24 other employees (collectively the "Borrowers") to permit them to repay individual bank loans that came due. The bank loans originated approximately eight years ago to enable the Borrowers collectively to acquire approximately 84,500 shares of the Common Stock from UIS, Inc. which had acquired the shares in 1987 as part of an unsuccessful tender offer strategy. The loans carry interest at prime.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16 of the Exchange Act requires the Company's officers, directors and persons who own greater than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Commission. Based solely on a review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, the Company believes that, except as set forth below, during 1997 all Section 16 filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such persons.

         Mr. Bauchiero did not timely report one transaction on a Form 4 during 1997; however, the information required was subsequently filed in 1997.

                             EXECUTIVE COMPENSATION

         The table below provides information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1997, 1996 and 1995 of the persons who were at December 31, 1997 (i) the Chief Executive Officer and (ii) the four other most highly compensated (based upon combined salary and bonus) executive officers of the Company (collectively, the "Named Officers").


                                            SUMMARY COMPENSATION TABLE

        NAME AND
   PRINCIPAL POSITION                                                              LONG TERM COMPENSATION AWARDS
                                                                          -------------------------------------------
                                             ANNUAL COMPENSATION                    AWARDS                 PAYOUTS
                                      ---------------------------------   ---------------------------   -------------
                                                                OTHER                    SECURITIES                      ALL OTHER
                                                               ANNUAL      RESTRICTED    UNDERLYING                       COMPEN-
                                       SALARY      BONUS       COMPEN-       STOCK        OPTIONS/          LTIP           SATION
                             YEAR       ($)         ($)       SATION ($)   AWARDS (#)      SARS(#)       PAYOUTS($)        ($)(1)
-------------------------   -------   --------   ----------   ---------   ------------  -------------   -------------   ------------
Lambert E. Althaver, (2)     1997      450,000            0       0                  0              0           1,862          9,000
Chairman and                 1996      450,000            0       0                  0         17,647         204,379          8,870
Former Chief Executive       1995      375,000            0       0                  0         15,625               0          9,100
Officer

Frank E. Bauchiero, (3)      1997      375,000            0       0                  0              0               0          4,500
Chief Executive Officer and  1996      141,173(4)         0       0             30,000         19,607               0              0
President

Robert H. Walpole,           1997      265,000      386,338(5)    0                  0              0               0          9,000
Vice President               1996      265,000      283,070(5)    0                  0              0               0          9,717
                             1995      254,000            0       0                  0              0               0          8,550

Richard H. Whitehead, III,   1997      200,000            0  42,929    (6)           0              0               0         10,500
Vice President               1996      200,000            0  42,000    (6)           0          7,843               0         10,460
                             1995      180,000            0  42,000    (6)           0         10,000               0          6,040

Michael A. Shope,            1997      165,000       22,500       0                  0              0               0          9,090
Treasurer and                1996      150,000       27,000       0                  0          3,529               0         10,035
Chief Financial Officer      1995      135,000       18,750       0                  0          4,500               0          2,025

------------------
(1) These amounts represent matching and retirement contributions made by the Company pursuant to its salary savings plan, entitled the "Advantage Plan."

(2) Mr. Althaver retired as Chief Executive Officer of the Company effective April 17, 1998.

(3) At December 31, 1997, Mr. Bauchiero was the President and Chief Operating Officer of the Company. Effective April 17, 1998, Mr. Bauchiero was appointed to the additional position of Chief Executive Officer of the Company.

(4) Salary for the period August 16, 1996 to December 31, 1996; executive began employment on August 16, 1996.

(5) First and second of four cash bonus payments earned under the Company's Engine Management Incentive Compensation Plan covering the period July 1, 1991 to June 30, 1996.

(6) 42,000 was paid in each of 1997, 1996 and 1995, to adjust for cost of living and expatriate status. In 1997, $929 was compensation for personal use of a corporate automobile.

INCENTIVE COMPENSATION

         Beginning with fiscal year 1997, the executive officers became eligible for a restructured incentive compensation program. The program is comprised of both a short term and a long term incentive component. Short term incentive awards are based solely on the financial performance of the Company for each fiscal year. Long term incentive awards are based in part on corporate financial performance. Accordingly, audited financials must be used to determine these awards. Since audited financials are not available until February following the close of any fiscal year, the annual award cycle has been moved from December of the fiscal year to the following February, and therefore there were no grants to the executive officer of the Company of stock options nor any awards under the Company's long term incentive plan in 1997.

         The following table provides information for the Named Officers' unexercised options at December 31, 1997. These options were granted under the Company's Equity Based Long Term Incentive Plan (the "Equity Plan").


                                        AGGREGATED OPTION EXERCISES IN 1997
                                          AND YEAR-END 1997 OPTION VALUES

                                                      NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS AT
                                                    AT DECEMBER 31, 1997 (#)           DECEMBER 31, 1997 ($)(1)
                                                 -------------------------------   --------------------------------
                                                  EXERCISABLE     UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
                                                 --------------   --------------   --------------   ---------------

Lambert E. Althaver ..........................   88,621                  0          $    38,420            0
Frank E. Bauchiero............................   32,514                  0                    0            0
Robert H. Walpole.............................        0                  0                    0            0
Richard H. Whitehead, III.....................   31,426                  0                    0            0
Michael A. Shope..............................   11,338                  0                    0            0

------------------
(1) Based upon the difference between the exercise prices and the $13 7/16 closing price of the Company's Common Stock on the Nasdaq National Market on December 31, 1997.


EMPLOYMENT AND SEVERANCE AGREEMENTS

         The Company has entered into employment agreements with Messrs. Althaver, Hittler, Shope, Whitehead and Walpole which have terms expiring on August 16, 1998 and provides them minimum base salaries of $450,000, $150,000, $150,000, $200,000 and $265,000, respectively, subject to review and increase by the Board of Directors Compensation Committee (the "Compensation Committee"). Each employment agreement is renewable automatically for twelve months, subject to cancellation by the Company prior to the anniversary date. The Company also entered into employment agreements with Messrs. Bauchiero and Lawrence C. Ward which have terms expiring on October 3, 1998 and February 2, 1999, respectively, and provide them a base salary of $375,000 and $260,000, respectively, subject to review and increase by the Compensation Committee. In addition, each is entitled to participate in the Equity Plan.

         For each of the executive officers, an employment agreement is linked to a Termination and Change of Control Agreement ("COC Agreements"). In combination, these agreements provide a severance provision under the terms of which the employee is entitled to severance pay if during the initial term of the agreement or a renewal term, his employment (i) is terminated (including nonrenewal of his employment agreement) by the Company other than for cause or
(ii) is terminated voluntarily by him for good reason. The severance pay payable under the agreements is an amount equal to the annual base compensation being paid to the Named Officer at the date of termination.

         The employment agreements and the COC Agreements were the result of a determination by the Board of Directors that it was important to, and in the best interests of the Company and its stockholders, to ensure that in the event of a possible change in control of the Company, the stability and continuity of management will continue unimpaired, free of distraction incident to any such change in control.

         The COC Agreements provide that if during a three-year period following a Change in Control of the Company, an employee's employment is terminated by the Company for cause or if the employee terminates employment for good reason, the employee will receive (1) a single sum payment equal to three times the employee's average compensation of the prior three calendar years (including incentive bonus), (2) 36 months of additional medical, dental, life, disability and accident insurance, (3) an amount equal to the actuarial equivalent of the benefit under a SERP which the employee would receive if employment would have continued for three years, (4) acceleration of any performance awards granted prior to the extension date equal to the cash amount payable plus the value of any shares of Common Stock payable upon achievement of maximum performance, (5) a cash amount equal to the value of any phantom shares of Common Stock credited to employee's deferral account, (6) exercisable stock options and restricted stock will be vested, (7) outplacement services at the sole discretion of employee and (8) other perquisites substantially similar to those in effect for the employee at the time of the Change of Control of the Company. In the event the present value of these payments and benefits exceed an amount which would render them "parachute payments" under Section 280G of the Internal Revenue Code, the Company will pay a gross up amount to the employee to compensate him for the additional excise tax assessed thereon. Each employee agrees that following his termination of employment with the Company, he will cooperate with the Company in any litigation involving the Company, not disclose Company trade secrets, and for a one-year period following the date of such employee's termination, not compete with the Company. "Change in Control" of the Company is defined to include certain reorganizations, consolidations or mergers of the Company, certain sales or transfers of substantially all the assets of the Company, approval by the stockholders of the Company of its liquidation or dissolution, a change in the composition of the Company's Board of Directors such that it is comprised of directors, a majority of whom are not "Continuing Directors" as defined in the agreements, or the acquisition by certain persons of twenty percent or more of the combined voting power of the Company's outstanding securities.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
OVERVIEW
         Recognizing that an organization's long term success is in large part determined by the quality of leadership provided by its executive officers, the Company has designed its executive compensation program to attract, motivate and retain the highest level of executive talent and to align these executives' interests with the long term interests of the stockholders. The program is comprised of base salary, incentive compensation (Short Term Incentive and Long Term Incentive) and benefits typically offered to executives by comparably sized manufacturing companies.

         The Compensation Committee, which is comprised solely of outside Directors, determines the compensation of the executive officers of the Company, including the Named Officers, and sets the policies for, and reviews the compensation awarded to, the approximately next 25 most highly compensated employees. In reviewing the individual performances of such officers (other than the CEO), the Compensation Committee considered the recommendations of Mr. Althaver, the former CEO.


         The Compensation Committee currently intends for all compensation paid to the Named Officers to qualify as a tax deductible expense pursuant to Section 162(m) of the Internal Revenue Code. In the future, however, if in the judgment of the Compensation Committee the benefits to the Company of failing to so qualify outweigh any costs to the Company, then the Compensation Committee may revise such policy.

         During 1996 a thorough analysis of total executive compensation paid to the Company's executives was made by the Company's counsel in combination with Towers Perrin, an executive compensation consulting firm. The focus of this analysis was directed by the outside members of the Board (including the Compensation Committee). The Committee relied on the results of this survey to set 1997 salaries for officers.

BASE SALARY

         The Committee believes that base compensation should primarily be a function of the competitive environment of the marketplace. Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for positions of comparable complexity and responsibility.

         The Committee considered the Towers Perrin analysis and concluded that the salaries of the four Named Officers, including Mr. Vollmar who left the Company in February 1997, were approximately 50th percentile of the market data base provided. The Committee concluded that two executive officers, including one Named Officer, had salaries below market rates.

         The Committee decided to hold the 1996 salaries of the four Named Officers and to increase the salaries of the two officers whose 1996 salaries were below market. Mr. Althaver's 1997 salary was unchanged from his 1996 rate.

INCENTIVE COMPENSATION

         Beginning with fiscal year 1997, the Company's executive officers became eligible for a restructured incentive compensation program. The plan is composed of a Short Term Incentive component and a Long Term Incentive component.

         Short Term awards are based solely on the financial performance of the Company for each fiscal year. Accordingly, audited financials must be used to determine such awards. Since audited financials are not available until February following the close of any fiscal year, the annual award cycle has been moved from December of the fiscal year, to the following February.

         Calculation of Short Term awards is based equally on three economic factors which are compared to the Company annual business plan as approved by the Board of Directors. The three factors are: (1) EBIT Margin, (2) Cash Flow From Operations, and (3) Return On Invested Capital. Officers may receive cash awards from zero to 75% of base salary, depending on the relative financial performance to the annual business plan. Additionally, such officers have the option to defer their award for three years. However, once deferral is elected, payout can be made only after a three year waiting period, except as defined by the Change of Control Agreement.

         Long Term awards are based on achievement of personal objectives, the individual's performance for the fiscal year and corporate financial performance. Officers may receive awards from zero to three times their base salary (where number of options is determined by dividing base salary by fair market value of the Common Stock on the date of grant). Award of such Long Term options is made by the Compensation Committee of the Board through the Long Term Equity Based Incentive Plan, as approved by the stockholders on April 19, 1995.

         No awards were made during 1997 under this program (other than three recruiting awards made to non-executive officers).

ENGINE MANAGEMENT INCENTIVE COMPENSATION PLAN

         Incentive compensation for executive officers assigned to the Walbro Engine Management Corporation subsidiary ("EMC"), including Mr. Walpole, was based on EMC's financial performance measured against the five year plan ending June 30, 1996. Although this plan is no longer operative, the awards earned were deferred for payment over four years (1996 through 1999). Accordingly, Mr. Walpole was paid $386,338 in 1997.

                             COMPENSATION COMMITTEE

                         William T. Bacon, Jr., Chairman
                   John E. Utley             Robert D. Tuttle

                                PERFORMANCE GRAPH

         The following graph shows a five year comparison of cumulative total returns for the Company, the S&P 500 composite index and a peer group of companies selected by the Company (the "Peer Group").

         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN [GRAPHIC OMITTED]

                                   1992     1993    1994    1995   1996   1997
                                   ----     ----    ----    ----   ----   ----
Walbro Corporation                100.00    86.12   62.28   60.27  62.38  46.98
Standard and Poor's 500 Index     100.00   110.08  111.53  153.45 188.68 251.63
Peer Group                        100.00   158.33  116.93  110.06 149.62 181.04

         The comparison assumes $100 was invested on December 31, 1992 in the Common Stock, the S&P 500 index, and in the Peer Group.

         The companies in the Peer Group, all of which are in the automotive industry, are as follows:

Arvin Industries, Inc.                   Intermet Corporation
Borg Warner Automotive, Inc.             Mascotech, Inc.
Breed Technologies Inc.                  Shiloh Industries Inc.
Collins & Aikman Products Co.            Simpson Industries, Inc.
Donnelly Corporation                     A.O. Smith Corporation
Excel Industries, Inc.                   The Standard Products Company
Gentex Corporation                       Superior Industries International, Inc.
Harvard Industries, Inc.                 Tower Automotive
Hayes Lemmerg International, Inc.        Walbro Corporation


         In 1997, Stant Corporation, which was included in the Company's peer group in the 1997 proxy statement, was acquired by Tomkins, plc. As a result of this acquisition, Stant Corporation has been deleted from the Peer Group.

                          INDEPENDENT PUBLIC ACCOUNTANT

         The Board of Directors, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 1998. Arthur Andersen LLP has been the Company's independent public accountant for twelve years. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting with the opportunity to make a statement, if he or she desires, and is expected to be available to respond to appropriate questions with respect to that firm's examination of the Company's Consolidated Financial Statements.

                          PROPOSALS OF SECURITY HOLDERS

         Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders must be received by the Secretary of the Company, 6242 Garfield Street, Cass City, Michigan 48726, no later than December 21, 1998.

                                    FORM 10-K

         The Company will furnish without charge a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, including the financial statements and the schedules thereto, upon the written request of any security holder as of the record date, and will provide copies of the exhibits to such Annual Report upon payment of a reasonable fee which shall not exceed the Company's reasonable expenses incurred in connection therewith. Requests for such materials should be directed to Secretary, Walbro Corporation, 6242 Garfield Street, Cass City, Michigan, 48726.

                                 OTHER BUSINESS

         It is not anticipated that any matters will be presented to the stockholders other than those mentioned in this Notice. However, if other matters are brought before the meeting, it is intended that the persons named in the Proxy will vote as the Board of Directors directs.

                                            By order of the Board of Directors

                                            /s/ Daniel L. Hittler
                                            ------------------------------------
                                            Daniel L. Hittler, Secretary



                     ALL STOCKHOLDERS ARE URGENTLY REQUESTED

                     TO SIGN AND MAIL THEIR PROXIES PROMPTLY

PROXY                                                                      PROXY

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

                        ANNUAL MEETING OF STOCKHOLDERS OF

                               WALBRO CORPORATION

                          TO BE HELD ON MAY 20, 1998


The undersigned hereby appoints Frank E. Bauchiero and Daniel L. Hittler, and each or either of them, with power of substitution, as attorneys and proxies for and in the name and place of the undersigned, to vote the number of shares that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of Walbro Corporation to be held in Auburn Hills, Michigan at 1227 Centre Road on the 20th day of May, 1998 at 11:00 a.m. local time, or at any adjournment thereof, upon the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.



    IF NOT MARKED TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE NOMINEE
                             LISTED IN PROPOSAL 1.



 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE LISTED IN PROPOSAL 1.


     IMPORTANT: THIS PROXY IS CONTINUED AND MUST BE SIGNED AND DATED ON THE
                                 REVERSE SIDE.

                               WALBRO CORPORATION
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.




1. ELECTION OF CLASS II DIRECTOR:                                                           2. IN THEIR DISCRETION, THE PROXIES ARE
   John E. Utley                                                FOR   WITHHELD                 AUTHORIZED TO VOTE UPON SUCH OTHER
                                                                 / /    / /                    MATTERS AS MAY PROPERLY
                                                                                               COME BEFORE THE MEETING.




                                                                                          ------------------------------------------
                                                                                           Signature


                                                                                          ------------------------------------------
                                                                                           Signature (if held jointly)


                                                                                          Dated:                              ,1998
                                                                                                  ----------------------------
                                                                                          Signature(s) of holders of common stock
                                                                                          should agree with the  names(s) shown on
                                                                                          this Proxy. For joint accounts, both
                                                                                          owners should sign. When signing as
                                                                                          attorney, executor, administrator,
                                                                                          trustee or guardian, please give title
                                                                                          as such.  When signing as a corporation,
                                                                                          please sign in full corporate name by
                                                                                          President or other authorized officer.
                                                                                          When signing as a partnership, please
                                                                                          sign in partnership name by an
                                                                                          authorized person.


         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                             FOLD AND DETACH HERE